Exhibit 10.1

Amended and Restated Arconic Corporation 2020 Annual Cash Incentive Plan
The Plan has been approved by the Compensation and Benefits Committee of the Board of Directors of Arconic Corp. (the “Compensation Committee”). The terms of the Plan are as follows:
1.PURPOSE
This Amended and Restated Arconic Corporation 2020 Annual Cash Incentive Plan (the “Plan”) is intended to attract, retain, motivate and reward Participants by providing them with the opportunity to earn annual incentive compensation under the Plan based upon achievement of pre-established Performance Goals.
2.DEFINITIONS
For purposes of the Plan, the following terms have the meanings set forth below:

a.“Arconic Corp.” means Arconic Corporation, a Delaware corporation, and its successors or assigns.
b.“Award” means an incentive award providing a Participant the opportunity to earn cash compensation under the Plan, subject to the achievement of one or more Performance Goals established pursuant to Section 6 of this Plan or such other terms as the Compensation Committee may establish.
c.“Award Agreement” means any written or electronic agreement, contract, or other instrument or document that the Compensation Committee may deem advisable to evidence an Award and which may set forth additional terms and conditions regarding such Award and such Participant’s participation in the Plan.
d.“Award Level” means the amount of incentive compensation (generally expressed as a percentage of the Participant’s Base Salary) that may be paid to a Participant under the Plan for the achievement in a given Plan Year of an associated, specified level of performance measured in terms of Performance Goals established pursuant to Section 6 of this Plan. Award Levels may be established at threshold, target and maximum levels.
e.“Award Payment” means the actual dollar or local currency amount paid to a Participant under any Award pursuant to the Plan.
f.“Base Salary” means with respect to any Participant the annual base salary actually paid to such Participant during the Plan Year. For the sake of clarity, Base Salary does not include any bonus or incentive compensation, whether under the Plan, any other short-term or long-term incentive plan or otherwise. Base Salary shall be determined without reduction for salary deferrals under any Company-sponsored nonqualified deferred compensation plan and, in the United States, Code Section 401(k) plan or flexible spending account plan (under Code Section 125), and without inclusion of any amounts previously deferred under any company-

sponsored nonqualified deferred compensation plan, Code Section 401(k) plan or flexible spending account plan (under Code Section 125) that become subject to inclusion in gross income for Federal tax purposes.
g.“Board” means the Board of Directors of Arconic Corp.
h.“Cause” means (a) if the Participant participates in the Arconic Corp. Change in Control Severance Plan, “Cause” as defined in such plan; or (b) if the Participant does not participate in the Arconic Corp. Change in Control Severance Plan, (i) the willful and continued failure by the Participant to substantially perform the Participant’s duties with Arconic Corp. or a Subsidiary that has not been cured within 30 days after a written demand for substantial performance is delivered to the Participant by the Board or the Participant’s direct supervisor, which demand specifically identifies the manner in which the Participant has not substantially performed the Participant’s duties, (ii) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) the Participant’s fraud or acts of dishonesty relating to the Company, or (iv) the Participant’s conviction of any misdemeanor relating to the affairs of the Company or indictment for any felony. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Participant’s part shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s act, or failure to act, was in the best interest of the Company.
i.“CEO” means Arconic Corp.’s Chief Executive Officer.
j.“Code” means the Internal Revenue Code of 1986, as amended including rules, regulations and guidance promulgated thereunder and successor provisions and rules and regulations thereto.
k.“Company” means Arconic Corp. and all of its Subsidiaries, collectively, or its successors or assigns.
l. “Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
m.“Executive Officer” means each officer of the Company whose compensation is approved by the Compensation Committee on an annual basis.
n.“Participant” means an officer, manager or employee of Arconic Corp. or any of its Subsidiaries who is selected by the CEO, or approved by the Compensation Committee, for participation in the Plan for a given Plan Year in accordance with Section 5.
o.“Performance Goals” means the Company Performance Goals (as defined below) and/or Personal Performance Goals established for each Award pursuant to Section 6.1 of this Plan, against which a Participant’s performance shall be measured to determine if an Award

Payment may be payable under the Plan. Company Performance Goals may be based upon one or more Performance Measures set forth in Section 6.2 of this Plan (collectively, “Company Performance Goals”).
p.“Performance Measures” means the performance measures set forth in Section 6.2 of this Plan for Arconic Corp. or any one or more of its groups, divisions, business units, or Subsidiaries, and other performance metrics as the Compensation Committee deems appropriate under the circumstances.
q. “Personal Performance Goal” means goals or levels of performance based upon achievement of certain individual business objectives and/or personal performance objectives, in each case which support the business plan of the Company. Personal Performance Goals may include personal performance objectives such as teamwork, interpersonal skills, employee development, project management skills and leadership, and/or individual business objectives such as the implementation of policies and plans, the negotiation and/or completion of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, technology and best practice sharing within the Company, and the completion of other corporate goals.
r.“Performance Period” means that period established by the Compensation Committee at the time any Award is granted or at any time thereafter during which any Performance Goals with respect to such Award are to be measured.
s.“Retirement” means the termination of a Participant by his or her resignation from continuous service upon or after attainment of (a) normal retirement age of 65; (b) age 55 and completion of 10 years of continuous service; (c) such lesser age for any individual Participant with rights to a pension other than a deferred vested pension benefit under a retirement plan of Arconic Corp. and/or a Subsidiary and/or an affiliate; (d) as defined under or in accordance with, the Arconic Corporation Amended and Restated 2020 Stock Incentive Plan; or (e) as may be approved by the Compensation Committee, in its discretion; but in each case under (a), (b), (c) or (d) hereof only if such termination is approved as Retirement by, in the case of an Executive Officer, the Compensation Committee, and, in the case of any other officer or employee, the CEO.
t.“Section 409A” means Section 409A of the Code.
u.“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act of 1933, as amended.
3.ADMINISTRATION
a.Power and Authority of the Compensation Committee. The Plan shall be administered by the Compensation Committee, which shall have full power, discretion and authority to, without limitation:
(i)Designate each Performance Period;

(ii)Establish the Performance Goals for each Performance Period and determine whether and to what extent such Performance Goals have been achieved;
(iii)Determine at any time the cash amount payable with respect to an Award;
(iv)Prescribe, amend and rescind rules and procedures relating to the Plan;
(v)Employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom;
(vi)Amend, modify, or cancel any Award, and authorize the exchange, substitution, or replacement of Awards;
(vii)Delegate its administrative powers under the Plan to the extent not prohibited by applicable laws, regulations or stock exchange listing rules; and
(viii)Make all determinations, and formulate such procedures, as may be necessary or advisable in the opinion of the Compensation Committee for the administration of the Plan.
b.Plan Construction and Interpretation. The Compensation Committee shall have full power and authority to construe and interpret the Plan and to correct any defect or omission, or reconcile any inconsistency, in the Plan or any Award.
c.Determinations of Compensation Committee Final and Binding. All determinations by the Compensation Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Compensation Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein. The Compensation Committee’s decisions regarding the amount of each Award need not be consistent among Participants.
d.Limitation on Liability. No member of the Compensation Committee or the Board (or its delegates) shall be liable for any action or determination made in good faith with respect to the Plan or any award pursuant to it. Arconic Corp. shall indemnify and hold harmless each member of the Compensation Committee and the Board, and the estate and heirs of each such member, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Compensation Committee member or Board member or his or her estate or heirs may suffer as a result of any act or omission to act in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items.
4.TERM
The effective date of this Plan is January 1, 2020.  The Plan will remain in effect for successive fiscal years beginning on January 1 of each year (each, a “Plan Year”), until terminated by the Compensation Committee at the Compensation Committee’s sole discretion.

5.ELIGIBILITY
a.In order to be eligible to participate in the Plan for any Plan Year, except as set forth in Sections 5.2 and 6.8 below, an individual must (i) be an officer or employee, employed on a full-time or part-time basis with Arconic Corp. or any of its Subsidiaries in a Plan-eligible position (such positions to be determined in the sole discretion of the Compensation Committee); and (ii) be hired, transferred or promoted to a Plan-eligible position before the commencement of the final two weeks of the Plan Year.
b.Directors who are not employees of the Company, temporary employees, leased employees, interns, consultants and independent contractors shall not be eligible to participate in the Plan.
c.An officer or employee who, after January 1 of the Plan Year, is hired, or is transferred or promoted from a position not eligible for an Award to a position which the Compensation Committee has determined is eligible for an Award for the Plan Year, may participate in the Plan on a pro rata basis as of the date the employee was hired, transferred or promoted, as the case may be.

6.PERFORMANCE AWARDS
a.Establishment of Awards.
(i)As promptly as practicable after the beginning of each Plan Year with respect to which any Awards are to be granted to Participants, and, in any event, before April 1 of such Plan Year, the Compensation Committee shall take those actions for which it is responsible under this Plan to (i) establish the Performance Goals, Performance Measures, Award Levels and, if applicable, the threshold Award Level, target Award Level and maximum Award Level, for each Participant, and (iii) establish such other terms and conditions for each Award as it deems appropriate, which terms may be set forth in an Award Agreement.
(ii)In the case of the CEO and each of the Executive Officers, the Compensation Committee will establish for each Plan Year the Award Levels, the Performance Goals, Performance Measures and the weighting of the Performance Goals. With respect to all other Participants, the Compensation Committee will approve the Award Levels and Company Performance Goals for each such Participant.
(iii)The Award Levels, Performance Goals and the weighting of the Performance Goals will vary among Participants depending on the Participant’s role and responsibilities. The Award Levels and Performance Goals may change from Plan Year to Plan Year.
b.Performance Measures. The Performance Measures from which the Compensation Committee may establish Performance Goals shall include the achievement of operational goals based on the attainment by Arconic Corp., on a consolidated basis, and/or by specified Subsidiaries or groups, divisions or business units of Arconic Corp., of specified levels of one or more of the following performance criteria, any one of which, if applicable, may be normalized for fluctuations in currency or the price of aluminum on the London Metal Exchange or established relative to a comparison with other corporations or an external index or indicator, or relative to a comparison with performance in prior periods, as the Compensation Committee deems appropriate: (a) earnings, including operating income, earnings before or after taxes, and earnings before or after interest, taxes, depreciation, and amortization; (b) book value per share; (c) pre-tax income, after-tax income, income from continuing operations, or after tax operating income; (d) operating profit or improvements thereto; (e) earnings per common share (basic or diluted) or improvement thereto; (f) return on assets (net or gross); (g) return on capital; (h) return on invested capital; (i) sales, revenues or returns on sales or revenues or growth in sales, revenues or returns on sales or revenues; (j) share price appreciation; (k) total shareholder return; (l) cash flow, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), improvements in cash on hand, reduction of debt, improvements in the capital structure of the Company including debt to capital ratios; (m) implementation or completion of critical projects or processes; (n) economic profit, economic value added or created; (o) cumulative earnings per share growth; (p) achievement of cost reduction goals; (q) return on shareholders’ equity; (r) total shareholders’ return improvement or relative performance as compared with other selected companies or as compared with Company, Subsidiary, group, division or business unit history; (s) reduction of days working capital, working capital or inventory; (t) operating margin or profit margin or growth thereof; (u) cost targets, reductions and savings, productivity and efficiencies; (v) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction (including improvements in product quality and delivery), employee satisfaction, human resources management including improvements in diversity representation, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (w) the achievement of sustainability measures, community engagement measures or environmental, health or safety goals of Arconic Corp. or a Subsidiary, group, division or business unit of the Company for or within which the Participant is primarily employed; (x) improvement in performance against competition benchmarks approved by the Compensation Committee; or (y) improvements in audit and compliance measures.
c.Measurement.
(i)The Compensation Committee shall have sole discretion to determine (i) with respect to all Participants, the Award Levels which represent the amounts potentially payable under each Award, the Company Performance Goals applicable to each Award, and the method of determining whether each Company Performance Goal has been met, and (ii) with respect to the Executive Officers, the Personal Performance Goals, if applicable, the method of determining whether each such Personal Performance Goal has been met and the weighting of each Performance Goal.
(ii)Unless otherwise determined by the Compensation Committee, each Award shall include a threshold Performance Goal that must be attained in order for a threshold Award Level to be payable, a target Performance Goal that must be attained for a target Award Level to be payable, and a maximum Performance Goal that must be attained for a maximum Award Level to be payable. The amount of each Award and the Performance Goals may vary among Participants and may be determined based on the Participant’s ability to directly impact the Company’s performance or on an assessment of the Participant’s overall contributions to the Company’s success.

d.Company Performance Goals. To the extent the Compensation Committee elects to base Award opportunities and Performance Goals on a Company Performance Goal, the Compensation Committee shall select the Performance Measures for the Plan Year from the criteria listed in Section 6.2 or establish such other criteria as the Compensation Committee may determine appropriate. The Compensation Committee shall also establish the threshold, target and maximum Performance Goals applicable for each Company Performance Goal.
e.Personal Performance Goals. To the extent the Compensation Committee elects to base Award opportunities and Performance Goals on one or more Personal Performance Goals, the components of the Personal Performance Goals will: (a) be established for the Participant’s position for the Plan Year by the Participant’s supervisor with the approval of the CEO; (b) include only components that support the business plan of the Company; and (c) identify how the Participant will support the achievement of such goals. The Personal Performance Goals for the Executive Officers will be established by the Compensation Committee. The determination of whether a Participant (other than an Executive Officer) has attained his or her Personal Performance Goals and the Award Payment payable with respect to the attainment of such Personal Performance Goals shall be determined by the CEO, subject to final approval by the Compensation Committee. The determination of whether an Executive Officer has attained his or her Personal Performance Goals and the Award Payment payable with respect to the attainment of such Personal Performance Goals shall be determined by the Compensation Committee.
f.Certification and Payment.
(i)As soon as practicable after Arconic Corp.’s audited financial statements are available for a Plan Year with respect to which the Awards are outstanding, the performance of Arconic Corp., on a consolidated basis, and each applicable group, division, business unit or Subsidiary will be determined for such Plan Year. The financial and operational performance shall then be evaluated to determine the extent to which the Company Performance Goals have been achieved, based upon standards established for such Plan Year. In performing such evaluation, the Compensation Committee is authorized to make adjustments in the method of calculating attainment of the Company Performance Goals, including, but not limited to, the authority:
i.to adjust or exclude the dilutive or anti-dilutive effects of acquisitions or joint ventures;
ii.to adjust the impact of the disposition of any businesses divested by the Company during a Plan Year;

iii. to exclude, in whole or in part, restructuring and/or other nonrecurring charges;
iv. to exclude, in whole or in part, exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;
v.to exclude, in whole or in part, the effects of changes to generally accepted accounting standards (“GAAP”) made by the relevant accounting authority;
vi. to exclude, in whole or in part, the effects of any statutory adjustments to corporate taxes;
vii.to exclude, in whole or in part, the impact of any “unusual or nonrecurring items” as determined under GAAP;
viii.to exclude, in whole or in part, the effect of any change in the outstanding shares of common stock of Arconic Corp. by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends;
ix. to give effect to or to ignore, in whole or in part, any other unusual, non-recurring gain or loss or other extraordinary item; and
x.to give effect to or to ignore, in whole or in part, any other facts, circumstances or considerations deemed appropriate by the Compensation Committee.
Award Payments for a Plan Year will be included as an expense in determining the Company’s financial performance under the Plan for that Plan Year.

1.The Compensation Committee and each of its members shall be entitled to rely upon information provided by appropriate officers of the Company with respect to financial and other data in order to determine if the Performance Goals for any Participant in a Plan Year have been met.
2.Unless otherwise determined by the Compensation Committee or deferred in accordance with Arconic Corp.’s Deferred Compensation Plan, Award Payments for any Plan Year shall be paid in cash as soon as practicable after the Compensation Committee determines that the Performance Goals specified for such Award were in fact satisfied. It is intended that payment will be made no later than required to ensure that no amount paid or to be paid hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Code and all payments are intended to be eligible for the short-term deferral exception to Section 409A of the Code, except to the extent a payment is deferred under Arconic Corp.’s Deferred Compensation Plan.

g.Limit on Award Payments. Under no circumstances shall the aggregate amount payable to any Participant under an Award for any Plan Year exceed US$9,000,000.
h.Termination of Employment.
1.Other than in cases of Retirement, a Participant who voluntarily terminates employment prior to the date the Award Payment is paid for a given Plan Year shall forfeit any right to receive any Award Payment for that Plan Year.
2.In the event of a Participant’s involuntary termination by the Company without Cause, the Participant will remain eligible for an Award Payment for the applicable Plan Year only if the Participant has been employed by the Company for a continuous period of not less than six months in such Plan Year.
3.In the event of a Participant’s Retirement, the Participant will remain eligible for an Award Payment for the applicable Plan Year only if the Participant has been employed by the Company for a continuous period of not less than six months in such Plan Year, provided that circumstances that would have warranted a termination of the Participant’s employment by the Company for Cause do not exist.
4.In the event of a Participant’s termination by the Company for Cause, the Participant shall forfeit any right to receive any Award Payment for the Plan Year.
5.In the event of the Participant’s death or Disability:
i. if a Participant’s employment is terminated prior to the end of a Plan Year by reason of death or Disability, the Participant or the Participant’s heir or legal representative may, upon the Compensation Committee’s approval, be eligible to be paid a prorated portion of the Award Payment for that Plan Year for the period of time employed during such Plan Year, based on the actual level of attainment of the Performance Goals; and
i. if a Participant’s employment is terminated by reason of death or Disability after the end of a Plan Year, but prior to payment to that Participant of the Award Payment otherwise payable (or any portion thereof) under an Award, the Participant or the Participant’s heir or legal representative will be eligible for the amount of the Award Payment earned by the Participant for that Plan Year, based on the actual level of attainment of the Performance Goals.
7.WITHHOLDING TAXES
The Company shall have the right, at the time of payment of an Award Payment, to make adequate provision for any federal, state, local or foreign taxes (including social contributions and any other applicable taxes) which it believes are or may be required by law to be withheld with respect to an award under the Plan (“Tax Liability”), to ensure the payment of any such Tax Liability. The Company may provide for the payment of any Tax Liability by withholding from the amount of the Award Payment or by any other method deemed appropriate by the Compensation Committee.
8.AMENDMENT AND TERMINATION
The Compensation Committee may at any time and in its sole discretion suspend, amend or terminate the Plan.
9.MISCELLANEOUS
a.No Guarantee of Employment. Nothing in this Plan or any Award granted hereunder shall confer upon any employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate his or her employment at any time.
b.Not Compensation for Other Plans. Except as otherwise explicitly required under the terms of an employee benefit plan of the Company that is intended to be qualified under Section 401(a) of the Code, no Award under this Plan and no amount payable or paid under any Award shall be deemed to be or counted as salary or compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Company for the benefit of any employee.
c.Compliance with Law. The Plan and the grant of awards under it shall be subject to all applicable U.S. federal and state and any applicable foreign laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required.
d.State Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America, without reference to principles of conflict of laws, and construed accordingly.
e.Interpretation. All Awards and any Award Agreements shall be subject to the terms of this Plan, or the terms of this Plan, as amended from time to time, and as interpreted by the Compensation Committee.
f.No Alienation. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an affiliate of the Company, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an affiliate of the Company. No Award shall be assignable or transferable, either voluntarily or involuntarily, by a Participant, including as between spouses or pursuant to a domestic relations order in connection with dissolution of marriage, or by operation of law, except pursuant to Section 6.8(e) or the laws of descent.
9.7    Section 409A. This Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid or Award made under the Plan, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or any other party for any taxes, penalties or interest due on amounts paid or payable under the Plan, including taxes, penalties or interest imposed under Section 409A of the Code.

9.8    Forfeiture and Recoupment. In accordance with the Company’s Compensation Recovery Policy, as it may be amended from time to time (the “Policy”), in the event a Participant is determined to have engaged in misconduct (as determined in accordance with the Policy), the Compensation Committee shall have full power and authority to determine whether, to what extent, and under what circumstances any Awards granted to such Participant shall be forfeited or cancelled and any Award Payments may be recouped by the Company. Notwithstanding the foregoing or any other provision of this Plan to the contrary, in the event that: (a) the amount of any Award or Award Payment was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement (other than a restatement required because of changes in applicable financial reporting standards or under similar circumstances), (b) the Participant engaged in intentional misconduct that caused or partially caused the need for the restatement, and (c) the amount of the Award or Award Payment had the financial results been properly reported would have been lower than the amount actually awarded or paid to the Participant, then, to the full extent permitted by applicable law, in all appropriate cases, the Compensation Committee will effect the cancellation of the Award and/or recovery of the Award Payment to the extent of the excess of any Award or Award Payment the Participant received over what he or she should have received absent the restatement during the period commencing 36 months prior to the date of the restatement and ending on the last day of the last period to which the restatement applies, as such amount may be determined by the Compensation Committee. Further, all Awards and Award Payments (including Award Payments previously paid in accordance with the terms of the applicable Award Agreement) shall be subject to the terms and conditions, if applicable, of any other recoupment policy that may be adopted by the Company from time to time or any recoupment requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, recoupment requirements imposed pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder, or recoupment requirements under the laws of any other jurisdiction.

9.9. Participants Outside the United States. Awards may be granted to employees who are foreign nationals or residents or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to employees who are not foreign nationals or residents or who are employed in the United States as may, in the judgment of the Compensation Committee, be necessary or desirable in order to recognize differences in local law, regulations or tax policy. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law outside the United States where an employee is based, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the sole determination of the Compensation Committee, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan shall remain in full force and effect.

9.10. Severability. If any provision of the Plan is held invalid or unenforceable, the invalidity or unenforceability shall not affect the remaining parts of the Plan, and the Plan shall be enforced and construed as if such provision had not been included.

9.11    Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. No amounts awarded or accrued under the Plan shall be funded, set aside, subject to interest payment or otherwise segregated prior to payment of an Award. Any Award payable under the Plan is voluntary and occasional and does not create any contractual or other right to receive Awards in future years or benefits in lieu of such Awards.